Exhibit 10.9

STERLING CONSTRUCTION COMPANY, INC.
2019 LONG-TERM INCENTIVE AWARD AGREEMENT
THIS LONG-TERM INCENTIVE AWARD AGREEMENT (this "Agreement") is made effective as of January 1, 2019 (the "Effective Date") and is entered into between you, [Name of Participant], and Sterling Construction Company, Inc. (the "Company") pursuant to the Company’s 2019 Senior Executive Incentive Compensation Plan, a copy of a description of which has been furnished to you (the “Plan Description.”) The restricted stock units referred to in this Agreement (the “Award”) are issued under the Company’s Stock Incentive Plan, which is incorporated into this Agreement by this reference. In the event of a conflict between the terms of this Agreement and the Plan Description, the terms of this Agreement will govern. In the event of a conflict between the Plan Description and the Stock Incentive Plan, the terms of the Stock Incentive Plan will govern.
By signing this Agreement, you acknowledge that you have received a copy of the Plan Description, the Stock Incentive Plan, and that you accept this award.
In consideration of the foregoing recitals and the covenants made in this Agreement, you and the Company agree as follows:

1.
The 2019 Long-Term Incentive. On January 16, 2019, the Compensation & Talent Development Committee of the Board of Directors of the Company (the "Committee") established the 2019 Senior Executive Incentive Compensation Plan, to be effective January 1, 2019, which includes a Long-Term Incentive (the "LTI") which gives you and other participants the opportunity to earn shares of common stock of the Company. References in this Agreement to "common stock" mean the Company's common stock, $0.01 par value per share. The LTI is a stock award that vests over a three-year period. Each three-year period, which begins on January 1st and ends on December 31st is referred to in this Agreement as the "Program Cycle." The LTI consists of two awards made as part of the Program Cycle, as follows:

(a)
Restricted Stock Units. The Company hereby awards to you under the terms and conditions of this Agreement [#,###] Time-Based Restricted Share Units. These shares are referred to in this Agreement as (“RSUs”). Each of the RSUs is an unfunded and unsecured, non-transferable promise, subject to the vesting and other terms and conditions of this Agreement, to issue to you one share of common stock if the RSU vests.

(i)
Vesting. If you are an employee of the Company on each December 31st of the Program Cycle, the Restrictions with respect to one-third of the RSUs will expire, and such RSUs will be converted on a one-to-one basis to vested shares of Common Stock. If you terminate employment prior to December 31st, your unvested RSUs will be automatically forfeited except as otherwise provided below in Section 3 of this Agreement.

(ii)
Restrictions on Transfer and Right to Shares. You may not sell, assign, transfer, pledge or otherwise dispose of, or encumber any of the RSUs, or any of your rights or interests in them except by your will or according to the laws of descent and distribution (the "Restrictions"). You shall not have any right in, to or with respect to any of the shares of Common Stock (including any voting rights or rights with respect to cash dividends paid on the Common Stock) issuable under the Award until RSUs are converted into shares.

(b)
Performance Share Units. The Company hereby also awards to you under the terms and conditions of this Agreement [#,###] Performance-Based Restricted Share Units ("PSUs"), which amount represents the target award (the “Target PSUs”). Each of the PSUs is an unfunded and unsecured, non-transferable promise, subject to the vesting and other terms and conditions of this Agreement, to issue to you one share of common stock if the PSU vests.

(i)	Restrictions on Transfer and Right to Shares. The PSUs are subject to the same restrictions on transfer and rights to shares as are described above in Section 1(a)(ii) for the RSUs.

(ii)	Vesting — Performance Levels.

(A)
One-third of the Target PSUs are eligible to be converted into shares of common stock and vest depending on the Company achieving its Earnings Per Share goal (the “EPS Goal”) at each December 31st during the Program Cycle.

(B)
In determining achievement of the EPS Goal, the Company will disregard certain events including the following: (i) any change in the Company’s accounting methodology or its non-cash accounting for Federal and state net operating losses, in either case resulting in a positive or negative impact on the earnings-per-share calculation; (ii) any costs associated with restructuring of the Company’s debt or a Board-approved strategic acquisition or disposition whether or not consummated; or (iii) any other one-time events specified by the Committee in its discretion; provided however that the impact of any Board-approved acquisition or disposition consummated during the relevant calendar year on the Company’s earnings-per-share shall be all events taken into account for purposes of determining the EPS Goal.

(C)
The following table shows the percentage of one-third of the Target PSUs that would vest if the Company achieves its EPS Goal during each year in the Program Cycle. Payouts for performance that fall between two levels will be determined by linear interpolation. Any fractional share that results from the calculations will be rounded up to the next whole share. As can be seen in the table, it is possible on the one hand for more PSUs to vest than the number of Target PSUs, and at the other extreme, it is possible for none of the Target PSUs to vest. One-third of the Target PSUs will vest (subject to attainment of the applicable EPS Goal) in the year following the end of each calendar year in the Program Cycle upon the Company’s public release of earnings for the applicable calendar year setting forth the EPS results as of December 31st,. The Company shall calculate the resulting payout percentage based on the EPS results, and any earned shares of Common Stock will be issued to you within [ten] days after vesting. If the applicable threshold EPS Goal is not achieved for a given calendar year in the Program Cycle, one-third of the Target PSUs will terminate and be forfeited.

[Table removed]

2.	Forfeiture.

(a)	Any RSUs or PSUs that do not vest are automatically forfeited, canceled, and cease to be subject to vesting.

(b)	No compensation will be paid to you for any of your RSUs or PSUs that are forfeited.

3.	Termination of Employment. In the event your employment with the Company terminates before the end of the Program Cycle, your RSUs and PSUs will be treated as follows:

Reason for Termination	Effect on Participation
Death or Permanent Disability (as defined below)
RSUs:  All unvested RSUs will vest in full.
PSUs:   PSUs for years in which the participant was an employee will vest based on actual performance. PSUs for the remaining years will vest on the assumption that the Target performance level was met.

Change of Control (COC) (as defined in the Sterling Construction Company, Inc. Stock Incentive Plan)
RSUs:  All unvested RSUs will vest in full.
PSUs:  PSUs for years in which the participant was an employee will vest based on actual performance. PSUs for the remaining years will vest on the assumption that the Target performance level was met.

Retirement (age 60 with a minimum of 10 years of service; or age 65 with a minimum of 5 years of service, both requiring 6 months written notice.)
RSUs:  If the participant has been an employee for at least six months since the start of a Program Cycle and executes a one-year non-compete and non-solicitation agreement with the Company, all unvested RSUs will vest in full.
PSUs:  Provided that the participant executes a one-year non-compete and non-solicitation agreement with the Company, all his or her PSUs will vest in full based on actual performance achieved.

Without Cause [(or “Good Reason”) as said term is defined in the participant’s employment agreement]
RSUs:  All unvested RSUs will vest in full.
PSUs:   PSUs for years in which the participant was an employee will vest based on actual performance. PSUs for the remaining years will vest on the assumption that the Target performance level was achieved.

For Cause (as defined below)	RSUs: All unvested RSUs will be forfeited. PSUs. All PSUs will be forfeited.
Resignation by the Participant	RSUs: All unvested RSUs will be forfeited. PSUs: All unvested PSUs will be forfeited.
In a termination of employment, payouts based on the actual performance level achieved will be made at the same time as payouts are made to participants whose employment did not terminate. Payouts based on the assumption that Target performance was achieved will be made irrespective of whether at the end of the Program Cycle, a greater or lesser performance level was actually achieved.

(a)	Cause & Permanent Disability. For purposes of this Agreement —

(i)
The term Cause and the terms permanent disability or permanently disabled will have the meanings set forth in any employment agreement between you and the Company that is in effect when your employment terminates.

(ii)	If there is no employment agreement between you and the Company then in effect, or if there is an employment agreement in effect, but either or both of those terms are not defined in the agreement —

(A)	Whether you have become permanently disabled will be determined in the good faith judgement of the Compensation Committee; and

(B)	The word Cause will mean the termination of your employment for one or more of the following reasons:

•	You failed to perform your duties and/or responsibilities in a satisfactory manner after being given written notice of the failure and a reasonable period of time in which to cure the failure.

•	You were grossly negligent in the performance of your duties and/or responsibilities.

•	You refused to perform your duties and/or responsibilities.

•	You committed any act of theft or other dishonesty, including, but not limited to any intentional misapplication of the Company's or its affiliates' funds or other property.

•	You were convicted of any other criminal activity (other than a traffic violation or a minor misdemeanor.)

•	You participated in any activity involving moral turpitude that is or could reasonably be expected to be injurious to the business or reputation of the Company.

•	You used alcohol immoderately and/or used non-prescribed narcotics that had the effect of adversely and materially affecting your performance of your duties and/or responsibilities.

•	You committed a material breach of a Company policy.

4.	Issuance of RSUs & Converted PSU's.

(a)
Your RSUs, as well as any PSUs that vest are converted into shares of common stock, and will in each case be issued to you as a "book entry" in an account in your name at the Company's transfer agent. You will be advised of the issuance.

(b)
When the shares are no longer subject to the Restrictions, you may leave them in your account at the transfer agent; you may have them electronically transferred to your brokerage account; or on written request to the Company’s General Counsel, you may have them delivered to you in the form of a paper stock certificate.

5.	Other Terms and Conditions.

(a)
Continuing Restrictions. Vested RSUs and shares of common stock issued for vested PSUs remain subject to all restrictions imposed on them by federal and state securities laws, rules and regulations, and by the Company's policies and rules relating to common stock.

(b)
Claw-Backs. All RSUs, PSUs and shares of common stock awarded and/or issued under this Agreement are subject to recovery by the Company under the terms of the Company's Incentive Compensation and Claw-Back Policy. A copy of the policy is attached as Appendix B to the Plan Description.

(c)
Adjustments Any additional shares of common stock that are issued during the Program Cycle as a result of stock dividends, stock splits or recapitalizations (whether by way of mergers, consolidations, combinations or exchanges of shares or the like) will be subject to the terms and conditions of this Agreement, and are deemed included in the definition of the terms “RSU” and “PSU”. In the event of any stock dividend, stock split or recapitalization, the number of your remaining unvested RSUs or PSUs will be adjusted appropriately to reflect the event.

(d)
Securities & Other Laws. The Company may require as a pre-condition to the delivery to you of any shares of common stock that they have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company's common stock is then listed or quoted; and that either (i) a registration statement under the Securities Act of 1933 (the "Act") relating to the shares is in effect; or (ii) in the opinion of counsel to the Company, the issuance of the shares is exempt from registration under the Act. You agree to make the undertakings and agreements with the Company that the Company may reasonably require, and to take such other steps, if any, as counsel to the Company considers necessary to comply with any law applicable to the shares. The shares may be made subject to a stop order or other restriction if counsel for the Company considers it necessary to comply with applicable laws.

(e)
Taxes. You are responsible for any and all taxes that become payable by you by reason of the award and/or vesting of RSUs and PSUs. Prior to the Company issuing shares, you agree to pay to the Company or to make provision satisfactory to the Company for the payment of any taxes required by law to be paid by you, or that are required to be withheld from you by the Company relating to the shares, no later than the date of the event creating the tax liability. To the extent permitted by law, the Company has the right to retain from shares issuable under this Agreement or from salary or any other amounts payable to you, a value sufficient to satisfy any tax-withholding obligation.

(f)
Compliance with Section 409A of the Code. The Company intends that this Agreement either (a) complies with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder; or (b) is excepted from the provisions of Section 409A. As a result, the Company has the right to amend this Agreement and the Plan Description, or both, in order to cause them to be in compliance with Section 409A, or to qualify for being excepted from the provisions of Section 409A, and to take any other actions under the Plan Description and this Agreement to achieve that compliance or exception.

(g)
Decisions by the Committee. Any dispute or disagreement that arises under, or as a result of, or relating to, this Agreement will be resolved by the Committee in its sole and absolute discretion, and any resolution or any other determination by the Committee, and any interpretation by the Committee of the terms and conditions of this Agreement will be final, binding, and conclusive on all persons affected by it.

(h)	When used in this Agreement, the word "will" is either predictive or is synonymous with the word "shall", meaning "required"; and the word "may" means "permitted."

(i)
Governing Law. The provisions of the 2019 Long-Term Incentive and all awards made under this Agreement are governed by, and will be interpreted in accordance with, the laws of the State of Delaware, without regard to any of its conflicts of law provisions.

IN WITNESS WHEREOF, the parties have signed this Agreement to be effective as of the Effective Date.

Sterling Construction Company, Inc. By: ____________________________________ Name: Title:	_____________________________________ [Name of Participant]